Exhibit 2

BINGHAM & BINGHAM LIMITED

Report and Accounts
31 December 2005

BINGHAM & BINGHAM LIMITED

OFFICERS AND REGISTERED OFFICE

The Board of Directors	T Bingham
J F McIntyre
L Fertig

Company Secretary	P Machin

Registered Office	11 Whitstone Lane
Beckenham Kent
BR3 3GY

Registered Number	05489407

BINGHAM & BINGHAM LIMITED

DIRECTORS REPORT
FOR THE YEAR ENDED 31 DECEMBER 2005

The directors present their report and the group accounts for the period ended 31 December 2005.

Principal activities and business review

On 31 December 2005, the company acquired the whole of the issued share capital of Button Group PLC in exchange for shares and loan notes. Button Group PLC operates as a design, marketing communications and branding agency.

Results and dividends

On 31 December 2005, Bingham & Bingham Limited became the parent of the group by the way of a share for share exchange and issue of loan notes. Under US GAAP this reconstruction would be disregarded and therefore these financial statements have been prepared on that basis

The directors do not recommend payment of a dividend.

Directors

The directors who served the company during the period and subsequent to the year end were as follows:

R Bingham (resigned 15 December 2005)
S Bingham (resigned 15 December 2005)
T Bingham
J McIntyre (appointed 15 December 2005)
L Fertig (appointed 26 May 2006)

The directors’ interests in the share capital of the acquired company were as follows:

	At 31 December 2005	At 31 December 2004
	No. of shares	No. of shares

R Bingham	36,250	36,250
S Bingham	36,250	36,250
T Bingham	10,000	36,250

Events after the balance sheet date

On 26 May 2006 the entire share capital of the company was acquired by Futuremedia Plc.

ON BEHALF OF THE BOARD

/s/ L Fertig
L Fertig
Director

30 June 2006

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Bingham & Bingham Limited

We have audited the accompanying consolidated balance sheets of Bingham & Bingham Limited as of 31 December 2005 and 2004 and the related consolidated profit and loss account, and cash flows for each of the two years in the period ended 31 December 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bingham & Bingham Limited as at 31 December 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended 31 December 2005, in conformity with accounting principles generally accepted in the United Kingdom.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome over this uncertainty.

/s/ BDO Stoy Hayward LLP
BDO Stoy Hayward LLP

London
United Kingdom
25 June 2006

BINGHAM & BINGHAM LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED 31 DECEMBER 2005

		2005	2004
	Notes	£	£

Turnover	2	7,009,232	5,176,764

Cost of sales		(5,141,908)	(2,607,735)
			_______
Gross profit		1,867,324	2,569,029

Administrative expenses		(2,991,075)	(3,172,002)
Other operating income		3,598	9,305
Operating loss	3	(1,120,153)	(593,668)
Investment expense	4	-	(1,656)
Other interest receivable and similar income		-	19
Interest payable and similar charges	5	(104,318)	(59,301)
Loss on ordinary activities before taxation		(1,224,471)	(654,606)

Tax on loss on ordinary activities	6	(7,726)	(15,293)
Loss on ordinary activities after taxation and transferred from reserves		(1,232,197)	(669,899)

The profit and loss account has been prepared on the basis that all operations are continuing operations.

The notes on pages 9 to 24 form part of these financial statements.

BINGHAM & BINGHAM LIMITED

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
FOR THE YEAR ENDED 31 DECEMBER 2005

	2005	2004
	£	£

Loss for the financial year	(1,232,197)	(669,899)

Revaluation surplus arising in the year	-	2,367,335

Currency translation differences on foreign currency net investments	(51,036)	(50,713)
Total recognised gains and losses relating to the year	(1,283,233)	(1,646,723)

The notes on pages 9 to 24 form part of these financial statements.

BINGHAM & BINGHAM LIMITED

CONSOLIDATED BALANCE SHEET
AS AT 31 DECEMBER 2005

		2005	2004
	Notes	£	£

Fixed assets
Intangible assets	7	3,264,144	3,444,144
Tangible assets	8	168,924	164,974
		3,433,068	3,609,118
Current assets
Stocks	10	1,364,996	111,692
Debtors	11	2,101,021	848,091
Cash at bank and in hand		571,569	138,003
		4,037,586	1,097,786
Creditors: amounts falling due within one year	12	(6,690,142)	(2,617,429)
Net current liabilities		(2,652,556)	(1,519,643)
Total assets less current liabilities		780,512	2,089,475

Creditors: amounts falling due after more than one year	13	(87,167)	(112,897)
		693,345	1,976,578

Capital and reserves
Called up share capital	14	100,000	100,000
Share premium account	15	202,500	202,500
Revaluation reserve	15	2,367,335	2,367,335
Profit and loss account	15	(1,976,490)	(693,257)
Shareholders' funds	16	693,345	1,976,578

The financial statements were approved by the board on 30 June 2006

/s/ Leonard M. Fertig
Leonard M. Fertig
Director

The notes on pages 9 to 24 form part of these financial statements

BINGHAM & BINGHAM LIMITED

CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2005

	2005		2004
	£	£	£	£

Net cash inflow from operating activities		119,984		(688,450)

Returns on investments and servicing of finance
Interest received	-		19
Interest paid	(104,318)		(59,301)
Net cash outflow for returns on investments and servicing of finance		(104,318)		(59,282)

Taxation		(7,726)		(15,293)

Capital expenditure and financial investment
Payments to acquire tangible assets	(72,874)		(219,567)
Receipts from sales of investments	-		(1,656)
Net cash outflow for capital expenditure		(72,874)		(221,223)

Net cash (outflow)/inflow before management of liquid resources and financing		(64,934)		(984,248)

Financing
Issue of ordinary share capital	-		180,000
New loans	45,000		120,000
Repayment of loans	(64,726)		(7,170)
Net cash inflow from financing		(19,726)		292,830
(Decrease)/increase in cash in the year		(84,660)		(691,418)

The notes on pages 9 to 24 form part of these financial statements.

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2005

I Reconciliation of operating loss to net cash (outflow)/inflow from operating activities		2005	2004
		£	£

Operating loss		(1,120,153)	(593,668)
Depreciation of tangible assets		68,924	79,545
Amortisation of intangible assets		180,000	180,000
Impairment of intangible assets		-	166,935
Increase in stocks		(1,253,304)	(111,692)
Increase in debtors		(1,252,930)	(168,513)
Increase in creditors within one year		3,497,447	(241,057)
Net cash inflow from operating activities		119,984	(688,450)

II Analysis of net debt	1 January 2005	Cash flow	31 December 2005
	£	£	£
Net cash:
Cash at bank and in hand	138,003	433,566	571,569
Bank overdrafts	(829,422)	(518,226)	(1,347,648)
	(691,419)	(84,660)	(776,079)
Debts falling due within one year	-	(6,004)	(6,004)
Debts falling due after one year	(112,897)	25,730	(87,167)
	(112,897)	(19,726)	(93,171
Net debt	(804,316)	(64,934)	(869,250)

III Reconciliation of net cash flow to movement in net debt		2005	2004
£			£

Decrease in cash in the year		(84,660)	(691,419)
Cash inflow / (outflow) from increase in debt		19,726	(112,897)
Movement in net debt in the year		(64,934)	(804,316)
Opening net debt		(804,316)	-
Closing net debt		(869,250)	(804,316)

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2005

1	Accounting policies

1.1	Accounting convention
The financial statements are prepared under the historical cost convention.

The company meets its day to day working capital requirements through an overdraft facility, which is repayable on demand.

The nature of the company's business is such that there can be considerable unpredictable variation in the timing of cash inflows. The directors have considered cash flow information for the period ending 12 months from the date of their approval of these financial statements. On the basis of this cash flow information, the directors consider that the company will continue to operate with the facilities currently agreed, and with the continued support of its shareholders.

However, the margin of facilities over requirements is not large and, inherently there can be no certainty in relation to these matters.

On this basis, the directors consider it appropriate to prepare the financial statements on the going concern basis. The financial statements do not include any adjustments that would result from a withdrawal of the overdraft facility by the company's bankers.

1.2	Compliance with accounting standards
The financial statements are prepared in accordance with applicable UK accounting standards, which have been applied consistently.

1.3	Basis of consolidation

The consolidated profit and loss account and balance sheet include the financial statements of the parent and its subsidiary undertakings made up to 31 December 2005 and 31 December 2004. The results of subsidiaries sold or acquired are included in the profit and loss account up to, or from the date control passes. Intra-group sales and profits are eliminated fully on consolidation. The trading results for both years and the financial position at the end of each year shown in the accounts are for all intents and purposes those of the businesses acquired by Futuremedia plc

1.4	Turnover
Turnover represents amounts receivable for goods and services net of VAT and trade discounts. Revenue is recognised on delivery of the goods and services contracted.

1.5	Goodwill
Goodwill is written off in equal annual instalments over its estimated useful economic life which the directors have estimated as being 20 years.

1.6	Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost or valuation less depreciation. Depreciation is provided at rates calculated to write off the cost or valuation less estimated residual value of each asset over its expected useful life, as follows:

Plant and machinery 10%-33.3% on cost

1.7	Leasing
Rentals payable under operating leases are charged against income on a straight-line basis over the lease term.

1.9	Stock and work in progress
Work in progress is valued at the lower of cost and net realisable value. Work in progress represents direct costs incurred associated with projects that have yet to be completed and invoiced.

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

1	(Continued)

1.10	Deferred taxation
Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the balance sheet date except that:
•	The recognition of deferred tax assets is limited to the extent that the company anticipates making sufficient taxable profits in the future to absorb the reversal of the underlying timing differences
Deferred tax balances are not discounted

1.11	Foreign currency translation

Foreign currency transactions of individual companies are translated at the rates ruling when they occurred. Foreign currency monetary assets and liabilities are translated at the rate of exchange ruling at the balance sheet date. Any differences are taken to the profit and loss account. The results of overseas operations are translated at the average rates of exchange during the year and the balance sheet translated into sterling at the rate of exchange ruling on the balance sheet date. Exchange differences which arise from translation of the opening net assets and results of foreign subsidiary undertakings are taken to reserves.

2	Turnover

The total turnover of the group for the year has been derived from its principal activity.

Segmental analysis by geographical area
The analysis by geographical area of the group's turnover is set out as below:

	2005	2004
	£	£
Geographical segment
UK	3,708,901	2,807,183
EU	982,808	1,692,445
Rest of the world	2,317,523	677,136
	7,009,232	5,176,764

3 Operating loss	2005	2004
	£	£
Operating loss is stated after charging:
Amortisation of intangible assets	180,000	180,000
Impairment of intangible assets	-	146,935
Depreciation of tangible assets	68,924	79,545
Loss on foreign exchange transactions	3,674	5,200
Operating lease rentals - land and buildings	367,515	333,484
Auditors remuneration	-	-
Subsidiary companies auditors remuneration
- as auditors	45,620	39,562
- for other services	18,168	30,256

and after crediting:
Rents receivable	3,598	9,305
Profit on foreign exchange transactions	19,252	14,007

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

4 Investment expense	2005	2004
	£	£

Loss on disposal of fixed asset investments	-	(1,656)

5 Interest payable	2005	2004
	£	£

On bank loans and overdrafts	104,318	59,301

6 Taxation	2005	2004
	£	£
Foreign corporation tax
Foreign corporation tax	7,726	15,293
Current tax charge	7,726	15,293

Factors affecting the tax charge for the year
Loss on ordinary activities before taxation	(1,224,471)	(654,606)

Loss on ordinary activities before taxation multiplied by standard rate of UK corporation tax of 30.00% (2004: 30.00%)	(367,341)	(196,382)
Effects of:
Tax losses created	367,341	196,382
Foreign tax adjustments	7,726	15,293
	375,067	211,675
Current tax charge	7,726	15,293

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

7	Intangible fixed assets
	Group
		Goodwill
		£
	Cost
	At 1 January 2005 & at 31 December 2005	3,624,144
	Amortisation
	At 1 January 2005	180,000
	Charge for the year	180,000
	At 31 December 2005	360,000
	Net book value
	At 31 December 2005	3,264,144
	At 31 December 2004	3,444,144

8	Tangible fixed assets
	Group
		Plant and machinery
		£
	Cost or valuation
	At 1 January 2005	289,305
	Additions	72,874
	At 31 December 2005	362,179
	Depreciation
	At 1 January 2005	124,331
	Charge for the year	68,924
	At 31 December 2005	193,255
	Net book value
	At 31 December 2005	168,924
	At 31 December 2004	164,974

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

9	Investment in subsidiaries

Holdings of more than 20%
The company holds more than 20% of the share capital of the following companies:

Company	Country of registration or incorporation	Shares held
Subsidiary undertakings		Class	%
Button Group PLC	UK	Ordinary	100
Button Group Inc	USA	Ordinary	100
Button Group EURL (Eventures SARL)	France	Ordinary	100
Button One to One (London) Ltd	England and Wales	Ordinary	100
Button Publishing Ltd	England and Wales	Ordinary	100
The Button Design Company Ltd	England and Wales	Ordinary	100
Button I.T. Ltd	England and Wales	Ordinary	100
The Button Communications Group Ltd	England and Wales	Ordinary	100
Meteor Video Services Ltd	England and Wales	Ordinary	100

The principal activity of these undertakings for the last relevant financial year was as follows:

	Principal activity
Button Group Plc	Branding consultants and services
Button Group Inc	Branding consultants and services
Button Group EURL (Eventures SARL)	Branding consultants and services
Button One to One (London) Ltd	Dormant
Button Publishing Ltd	Dormant
The Button Design Company Ltd	Dormant
Button I.T. Ltd	Dormant
The Button Communications Group Ltd	Dormant
Meteor Video Services Ltd	Dormant

On 31 December 2005, the whole of the issued share capital of Button Group PLC along with its subsidiaries, was acquired by Bingham & Bingham Limited.

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

10	Work in progress

		2005	2004
		£	£

	Work in progress	1,364,996	111,692

11	Debtors

		2005	2004
		£	£

	Trade debtors	1,365,136	821,826
	Other debtors	327,923	13,839
	Directors’ current account	199,251	-
	Prepayments and accrued income	208,711	12,426
		2,101,021	848,091

	All amounts shown within debtors above fall due for payment within one year.

12	Creditors : amounts falling due within one year

		2005	2004
		£	£

	Bank loans and overdrafts	1,353,652	829,422
	Trade creditors	837,143	754,636
	Taxes and social security costs	933,037	360,768
	Directors current accounts	-	89,818
	Other creditors	144,509	33,860
	Accruals and deferred income	3,421,801	548,925
		6,690,142	2,617,429

The bank overdrafts are secured by a debenture and cross guarantees between Button Group PLC and the following companies:-
The Button Design Company Limited, Button Publishing Limited, Button I.T. Limited, Meteor Video Services Limited, Hammerhead Design Limited and Eventures International Limited.

In addition, personal guarantees of £675,000 in aggregate have been given against the bank overdraft.

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

13	Creditors : amounts falling due after more than one year

			2005	2004
			£	£

	Bank loans		87,167	112,897

	Analysis of loans
	Repayable :	Years 1 - 2	28,680	28,680
		Years 2 - 5	58,487	84,217
			87,167	112,897

14	Share capital	2005	2004
		£	£
	Authorised
	100,000 Ordinary shares of £1 each	100,000	100,000
	Allotted, called up and fully paid
	100,000 Ordinary shares of £1 each	100,000	100,000

	Share	Revaluation	Profit and
	premium	reserve loss account
	account
	£	£	£
Balance at 1 January 2005	202,500	2,367,335	(693,257)
Loss for the year	-	-	(1,232,197)
Foreign currency translation differences	-	-	(51,036)
Balance at 31 December 2005	202,500	2,367,335	(1,976,490)
Balance at 1 January 2004	-	-	27,355
Loss for the year	-	-	(669,899)
Foreign currency translation differences	-	-	(50,713)
Premium on shares issued during the year	202,500	-	-
Revaluation during the year	-	2,367,335	-
Balance at 31 December 2004	202,500	2,367,335	(693,257)

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

16 Reconciliation of movements in shareholders' funds	2005	2004
	£	£
Loss for the financial year	(1,232,197)	(669,899)
Other recognised gains and losses	(51,036)	2,316,622
Proceeds from issue of shares	-	302,500
Net (depletion in)/addition to shareholders' funds	(1,283,233)	1,949,223
Opening shareholders' funds	1,976,578	5,124
Closing shareholders' funds	693,345	1,976,578

17	Financial commitments

	At 31 December 2005 the group had annual commitments under non-cancellable operating leases as follows:

		Land and buildings
		2005	2004
		£	£
	Expiry date:
	Within one year	331,675	329,275

18 Directors emoluments	2005	2004
	£	£
Aggregate emoluments	123,560	148,439
Emoluments of highest paid director
Total emoluments	82,275	62,608

Included in the above are invoiced amounts in 2004 of £31,217 from Zaibatsu Holdings Limited in respect of management consultancy services of T. Birmingham.

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

19 Employees

Number of employees The average monthly number of employees (including directors) during the year was:
	2005	2004
	Number	Number
Management	10	10
Production	26	26
Administration	6	6
	42	42
Employment costs	2005	2004
£		£
Wages and salaries	1,421,763	1,216,584
Social security costs	168,773	168,411
1,590,536	1,384,995

20  Control

Throughout both years the ultimate controlling party was considered to be Mr and Mrs R Bingham by virtue of their shareholding. On 31 December 2005, following a reconstruction, ultimate control of the group passed to their son, Thomas Bingham.

21  Related party transactions

Group
The company has taken advantage of the exemption in Financial Reporting Standard Number 8 from the requirement to disclose transactions with group companies on the grounds that consolidated financial statements are prepared by the ultimate parent company.

Company
During the period Button Group PLC (BGP) had the following transactions with companies in which either RE Bingham and/or SM Bingham and/or T Bingham have participating interests:-
Button International Events Limited (BIEL). During the period BGP acquired services to the value of £14,000 (2004: £Nil) and sold services to the value of £16,000 (2004: £95,759) to BIEL. The amount outstanding at the balance sheet date was £Nil (2004: £13,136).
Westminster Partnership (WP). During the period BGP paid rent of £165,318 (2004: £141,680) and other services of £6,566 (2004: £57,000) to WP. The amount outstanding at the balance sheet date was £Nil (2004: £6,566).
Zaibatsu Holdings Limited (ZBL). During the period BGP paid management consultancy fess to ZBL for the services of T Bingham of £nil (2004: £31,217). No amounts were outstanding at the balance dates.

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

22  Acquisitions

The group acquired several businesses during the period to 31 December 2004.

The net assets and results of acquired businesses are included in the consolidated accounts from their respective dates of acquisition. The following table sets out the effect of the material acquisitions by the group in the period to 31 December 2004 on the consolidated balance sheet. Acquisition accounting has been applied in all cases. The fair values established for all acquisitions made in the period to 31 December 2004 are final. The goodwill arising on these acquisitions has been capitalised and is being amortised over 20 years.

Button Group Inc. was acquired on 2 January 2004 and included in the consolidated balance sheet at 31 December 2004. The purchase consideration was £2.5m. The net assets of the companies on acquisition and the final fair values were as follows:

			Fair values at
	Book values of		date of
	acq. business	Fair Value Adjustment	acquisition
	£	£	£

Fixed assets	393,512	-	393,512
Current assets	4,133,012	(51,369)	4,081,643
Current liabilities	(5,547,930)	-	(5,547,930)
Net assets acquired	(1,021,406)	(51,369)	(1,072,775)
Consideration			2,500,000
Goodwill			3,572,775

The principal fair value adjustment made to the net book values of the assets and liabilities of the acquired companies was the revaluation of certain assets.

23  Contingent Liabilities

The group is currently involved in a legal dispute in France in respect of trademarks. Claims have been filed against the group of £113,000. The directors are currently defending this claim. The directors are confident that they have a strong defence and as a result believe that not provision is required in the financial statements.

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

24 Reconciliation of shareholders’ equity and profit under UK GAAP to US GAAP

Reconciliation of profit under UK GAAP to US GAAP for the year ended December 31, 2005
		Effect of
		Translation to
	UK GAAP	US GAAP	US GAAP
	£	£	£
Turnover	7,009,232	1,667,662	8,686,894
Cost of sales	(5,141,908)	(1,041,335)	(6,183,243)
Gross profit	1,867,324	636,327	2,503,651
Operating costs	(2,987,477)	180,000	(2,807,477)
Operating loss	(1,120,153)	636,327	(303,826)
Interest expense	(104,318)	-	(104,318)
Taxation	(7,726)	-	(7,726)
Net loss	(1,232,197)	636,327	(415,870)

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

24	Reconciliation of shareholders’ equity and profit under UK GAAP to US GAAP (continued)

Reconciliation of net assets and shareholders’ equity under UK GAAP to US GAAP as at December 31, 2005

		Effect of
		Translation to
	UK GAAP	US GAAP	US GAAP
	£	£	£
Fixed assets
Intangible assets	3,264,144	(3,264,144)	-
Tangible assets	168,924	-	168,924
	3,433,068	(3,264,144)	168,924
Current assets
Stocks	1,364,996	(1,041,335)	323,661
Debtors	2,101,021	1,677,662	3,778,683
Cash at bank and in hand	571,569	-	571,569
	4,037,586	636,327	4,673,913
Current liabilities
Amounts falling due within one year	(6,690,412)	-	(6,690,412
Net current liabilities	(2,652,556)	636,327	(2,016,229)
Total assets less current liabilities	780,512	(2,627,817)	(1,847,305)
Amounts falling due after one year	(87,167)	-	(87,167)
Total net assets / (liabilities)	693,345	(2,627,817)	(1,934,472)
Shareholders’ equity
Ordinary shares of £1 each
Authorised and outstanding	100,000	-	100,000
Additional paid in capital	202,500	-	202,500
Revaluation reserve	2,367,335	(2,367,335)	-
Accumulated deficit	(1,976,490)	(260,482)	(2,236,972)
Total shareholder equity / (deficit)	693,345	(2,627,817)	(1,934,472)

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

24  Reconciliation of shareholders’ equity and profit under UK GAAP to US GAAP (continued)

The adjustment from UK GAAP to US GAAP arises from the treatment of revenues associated with customer projects in work at the balance sheet date and the inclusion in the UK GAAP accounts of an amount of goodwill arising from the hive-up of associated businesses amounting to £3,264,144 together with a revaluation reserve of £2,367,335.
Under US GAAP, the goodwill and revaluation items are not recognised, therefore these balances have been removed, together with the associated amortisation charge.

Under UK GAAP, the company recognises revenues and profits upon delivery of the services to the client. As at December 31, 2005, the company had only one material project in work that was delivered post year end, with costs of £1,041,335 carried in work in progress as at the balance sheet date. On a percentage to completion basis in accordance with the requirements of US GAAP, adjustments to revenues and cost of sales amounting to £1,677,662 and £1,041,335 respectively have been made in respect of this project, after adjusting for inter-company revenues and costs of £98,276 respectively.

Reconciliation of profit under UK GAAP to US GAAP for the year ended December 31, 2004

		Effect of
		Translation to
	UK GAAP	US GAAP	US GAAP
	£	£	£
Turnover	5,176,764	23,765	5,200,529
Cost of sales	(2,607,735)	(43,226)	(2,650,961)
Gross profit	2,569,029	(19,461)	2,549,568
Operating costs	(3,162,697)	180,000	(2,982,697)
Operating loss	(593,668)	160,539	(433,129)
Interest income	19	-	19
Interest expense	(60,957)	-	(60,957)
Taxation	(15,293)	-	(15,293)
Net loss	(669,899)	160,539	(509,360)

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

24	Reconciliation of shareholders’ equity and profit under UK GAAP to US GAAP (continued)

Reconciliation of net assets and shareholders’ equity under UK GAAP to US GAAP as at December 31, 2004
		Effect of
		Translation to
	UK GAAP	US GAAP	US GAAP
	£	£	£
Fixed assets
Intangible assets	3,444,144	(3,444,144)	-
Tangible assets	164,974	-	164,974
	3,609,118	(3,444,144)	164,974
Current assets
Stocks	111,692	(25,176)	86,516
Debtors	848,091	23,765	871,856
Cash at bank and in hand	138,003	-	138,003
	1,097,786	(1,411)	1,096,375
Current liabilities
Amounts falling due within one year	(2,617,429)	(18,050)	(2,635,479)
Net current liabilities	(1,519,643)	(19,461)	(1,539,104)
Total assets less current liabilities	2,089,475	(3,463,605)	(1,374,130)
Amounts falling due after one year	(112,897)	-	(112,897)
Total net assets / (liabilities)	1,976,578	(3,463,605)	(1,487,027)
Shareholders’ equity
Ordinary shares of £1 each
Authorised and outstanding	100,000	-	100,000
Additional paid in capital	202,500	-	202,500
Revaluation reserve	2,367,335	(2,367,335)	-
Accumulated deficit	(693,257)	(1,096,270)	(1,789,527)
Total shareholder equity / (deficit)	1,976,578	(3,463,605)	(1,487,027)

BINGHAM & BINGHAM LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEAR ENDED 31 DECEMBER 2005

24  Reconciliation of shareholders’ equity and profit under UK GAAP to US GAAP (continued)

The adjustments from UK GAAP to US GAAP arise from the treatment of revenues associated with customer projects in work at the balance sheet date, and the inclusion in the UK GAAP accounts of goodwill arising from the hive-up of associated businesses amounting to £3,444,144 net of £180,000 amortisation during the year, together with a revaluation reserve of £2,367,335.

Under US GAAP, the goodwill and revaluation items are not recognised, therefore these balances have been removed, together with the associated amortisation charge.

Under UK GAAP, the company recognises revenue and profits upon delivery of the services to the client. As at December 31, 2004, the company had a number of projects in work that were delivered post year end, with costs of £25,000 carried in work in progress. On a percentage to completion basis in accordance with the requirements of US GAAP, adjustments to revenues and cost of sales amounting to approximately £24,000 and £25,000 respectively have been made in respect of these projects. Furthermore, since the expected outturn on completion of these projects amounted to losses totalling approximately £19,000, a provision of a further £18,000 has been recorded.